Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Announces Branch Optimization and Expense Reduction Initiatives

HAMPTON, Va., January 21, 2020 (PRNewswire) – Old Point Financial Corporation (the Company) plans to optimize its branch network as part of its ongoing efforts to accommodate changing customer behaviors and improve operating efficiencies.  The Company fully executed the previously disclosed planned closure of two branch locations as of year-end, 2020, effectively creating an 11% reduction in brick and mortar branch facilities. During 2021, the Company plans to continue to evaluate its branch network by utilizing retail branch performance and resource allocation analytics.

The Company also announced that it will include one-time pre-tax expenses of approximately $1.0 million in its fourth quarter 2020 results.  These expenses are related to two strategic initiatives: prepayment of $38.5 million of Federal Home Loan Bank (FHLB) advances and a voluntary Early Retirement Incentive Plan (ERIP).  The prepayment of the FHLB advances will reduce future interest expense by approximately $560 thousand.  The ERIP, offered in the fourth quarter of 2020, is expected to result in annual salary cost saves in excess $800 thousand, of which a significant portion is projected to be redeployed in additional sales and relationship officers as well as technology enhancements designed to improve process efficiencies. The ERIP was planned in conjunction with branch optimization and as part of a manpower analysis initiative.

“The transition towards greater utilization of bank technologies has been underway for quite some time, but the COVID-19 pandemic has accelerated that shift throughout the banking industry for both consumer and commercial customers.  During 2020, we experienced significant increases in the use of digital and technological channels including online banking, mobile banking, remote deposit capture, and electronic bill pay.  As we look forward in 2021, we must continue to evaluate our delivery channels to shift focus and resources while still providing the community bank experience our customers expect,” said Rob Shuford, Jr., Chairman, President and Chief Executive Officer.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank, a locally owned and managed community bank, and Old Point Trust & Financial Services, N.A., a wealth management services provider, serving the Hampton Roads, Virginia region. Additional information on the Company is available at www.OldPoint.com under “Investor Relations”.

Contact:  Laura Wright, VP/Marketing Director, 757.728.1743